Exhibit 99.3
December 21, 2007
Dear Shareholder,
At the meeting of Greenville Community Financial Corporation (GCFC) shareholders on December 17, 2007 the merger between GCFC and IBT Bancorp, Inc. (IBT) was approved. With the addition of the Greenville Community Bank to IBT our assets will be in excess of $1.0 billion and our assets under management in our trust department, Raymond James brokerage, and loans sold and serviced are now in excess of $1.5 billion. With the addition of GCFC shareholders IBT has more than 2,750 shareholders, with the vast majority residing in Michigan.
The merger transaction is scheduled to be effective after the close of business December 31, 2007 and pursuant to our agreement with GCFC, each outstanding common share of GCFC will be exchanged for 0.6659 of a share of IBT common stock and $14.70 in cash.
The Board of Directors has declared a 4th quarter regular dividend of $0.12 per share, and following our long tradition has also declared a special dividend in the fourth quarter of $0.20 per share, for a 2007 total of $0.66 per share. The date of record to be eligible for the dividends was December 3rd with a payment date of December 31st. IBT has increased its annual cash dividend for 26 consecutive years. Additionally, following another long tradition, the Board has declared a bi-annual 10% stock dividend in December. The record date of the stock dividend is January 2, 2008 with a payment date of February 29, 2008.
The news media has been filled recently with stories about the difficulties experienced by many banks because of their investment and loan activities in the sub-prime residential mortgage market. IBT has a very traditional approach to banking. We lend to local customers using time tested lending standards and we invest in traditional investment securities of the highest quality. In its 104 year history IBT has never sustained a credit loss in its investment portfolio. Due in part to our conservative banking approach IBT earnings through November 30, 2007 have increased 12.4% over November 30, 2006. If you have comments or questions please feel free to contact me at 989-779-6234 or by e-mail to dangner@ibtbancorp.com.

Dennis P. Angner

President and CEO